EXHIBIT 10.6
LEASE
ARTICLE 1
Reference Information

1.1    Reference Information. Reference in this Lease to any of the following shall have the meaning set forth below:

Effective Date:	August 26, 2019.
Lot: Premises:	The parcel of land known as 400 Wood Road, Braintree, Massachusetts, more particularly described on Exhibit A attached hereto. The building situated on the Lot (the “Building”).
Landlord:	HRP Wood Road, LLC, a Delaware limited liability company
Address of Landlord:	c/o Hilco Redevelopment Partners 99 Summer Street, Suite 1110 Boston, MA 02110
Tenant:	Haemonetics Corporation, a Massachusetts corporation
Address of Tenant:	400 Wood Road Braintree, MA 02184
Term Commencement Date:	The Effective Date of this Lease.
Term Expiration Date:	October 31, 2019
Extension Terms:	See Section 2.3
Monthly Fixed Rental Rate: During Original Term: During Extension Terms: Additional Rent:	None See Section 2.3 All sums, charges, and other amounts which Tenant is obligated to pay to Landlord under this Lease other than Monthly Fixed Rental Rate.
Rent:	Monthly Fixed Rental Rate and Additional Rent.

Permitted Uses:
All existing uses conducted at the Premises as of the Effective Date, including, without limitation, any general office, research and development, laboratory (including medical laboratory), and/or storage uses, including, but not limited to, administrative offices, and other lawful uses reasonably related to or incidental to such specified uses.

Security Deposit:	None.
Broker: Business Days	None. All days except Saturdays, Sundays, and all legal holidays in which government offices in the Town of Braintree, Massachusetts, are closed.
1.2    Exhibits. The following Exhibits are attached to and incorporated in this Lease:
Exhibit A: Description of the Lot
Exhibit B: Description of the 355 Wood Road Lot

ARTICLE 2
Premises and Term

2.1    Premises; Appurtenant Rights; As-Is Purchase; Release.
(a)    Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to any and all existing encumbrances and other matters of record and subject to the terms and provisions of this Lease.
(b)    Appurtenant Rights. During the Term, Tenant, and its employees, contractors, and vendors, shall have, as appurtenant to the Premises and at no additional cost, except as provided in Section 7.2 hereof, the exclusive right to use the Lot for access to and egress from the Premises and for the parking of vehicles in the parking areas located thereon.
(c)    “As-Is” Purchase of the Lot and the Building; Release. The parties acknowledge that this Lease arises out of Tenant’s conveyance of the Lot and Building to Buyer on the Effective Date pursuant to that certain Purchase and Sale Agreement, dated as of July 9, 2019, by and between Tenant, as seller, and Landlord, as buyer (as amended, the “PSA”), and that Tenant has been in possession of the Premises prior to such conveyance. Without limiting any other provision of the PSA, Landlord hereby acknowledges and agrees that the provisions of Sections 12.d and 12.e thereof remain binding upon Landlord as the Buyer under the PSA, but the foregoing shall not affect or limit Tenant’s obligations set forth in this Lease.

2.2    Term. TO HAVE AND TO HOLD for an original term (the “Original Term”) beginning on the Term Commencement Date and continuing until the Term Expiration Date, unless sooner terminated and subject to extension as hereinafter provided (the Original Term and any exercised Extension Terms, the “Term”).
2.3    Options to Extend Term. Tenant shall have the following options to extend the term of this Lease for the Extension Terms set forth below, provided (i) no Event of Default shall exist at the time such option is exercised and (ii) Tenant shall give timely notice to Landlord of its exercise of such option as provided below. All of the terms and provisions of this Lease shall be applicable during each Extension Term except that the Monthly Fixed Rental Rate shall be as set forth below and Tenant shall have no option to extend the term of the Lease beyond the last Extension Term set forth below.

Extension Term I:
By notice given at least thirty (30) days prior to the commencement of each extension included in Extension Term I, Tenant may extend the Term in one or two month increments (as Tenant shall elect) through December 31, 2019. The Monthly Fixed Rental Rate during Extension Term I shall be $0.00.

Extension Term II:
Tenant may extend the Term for the one (1) month period beginning January 1, 2020, and ending January 31, 2020, by notice given from Tenant to Landlord prior to December 1, 2019. The Monthly Fixed Rental Rate during Extension Term II shall be $100,000.00. Pursuant to Article 4, the Monthly Fixed Rental Rate for Extension Term II shall be payable on or before January 1, 2020.

Extension Term III:
Tenant may extend the Lease for the one (1) month period beginning February 1, 2020, and ending February 29, 2020, by notice given from Tenant to Landlord prior to January 1, 2019. The Monthly Fixed Rental Rate during Extension Term III shall be $200,000.00. Pursuant to Article 4, the Monthly Fixed Rental Rate for Extension Term III shall be payable on or before February 1, 2020.

Extension Term IV:
If, because of Force Majeure, the space to which Tenant intends to relocate at 125 Summer Street, Boston, Massachusetts, will not be ready for its occupancy by March 1, 2020, Tenant may extend the Term for the one (1) year period commencing March 1, 2020, and ending February 28, 2021, by notice given from Tenant to Landlord prior to February 1, 2020. The Monthly Fixed Rental Rate during Extension Term IV shall be $167,167.00. Pursuant to Article 4, the Monthly Fixed Rental Rate for Extension Term IV shall be payable on or before the first calendar day of each month.

Notwithstanding the foregoing or any other provision of this Lease, Tenant shall have the right to terminate this Lease at any time prior to October 31, 2019, or during any Extension Term by giving at least thirty (30) days’ prior notice to Landlord, provided that any termination effective during Extension Term IV shall require at least ninety (90) days’ prior notice, and the date specified in such notice shall be the Term Expiration Date. Upon any such termination, Rent for any partial calendar month of the Term shall be prorated, and any prepaid rent applicable to the period after such termination shall be refunded by Landlord to Tenant within ten (10) days following the date of such termination.
ARTICLE 3
Condition of Premises

3.1    Condition of Premises. Tenant agrees to accept the Premises in its “as is” condition as of the Term Commencement Date, and Landlord shall have no obligation to perform any work or construction to prepare the Premises for Tenant. If Tenant shall desire to perform any work or construction, the same shall be done only in accordance with this Lease.
ARTICLE 4
Fixed Rent

4.1    The Fixed Rent. Tenant shall pay rent to Landlord at Hilco Redevelopment Partners, 5 Revere Drive, Suite 320, Northbrook, IL 60062, Attn: Michael Bauer or at such other place or to such other person or entity as Landlord may direct by not less than thirty (30) days’ prior notice to Tenant from time to time, at the Monthly Fixed Rental Rate set forth in Article 1, in advance on the first day of each calendar month included in the Term. Rent for any partial calendar month of the Term shall be prorated.
Tenant shall pay, as Additional Rent, a late charge equal to five percent (5%) of the amount of any Fixed Rent or other charges not paid within five (5) days of the date due hereunder.
ARTICLE 5
Real Estate and Other Taxes

5.1    Real Estate Taxes. As Additional Rent, Tenant shall pay to Landlord all real estate taxes, levies, fees, water and sewer rents and charges which imposed or levied upon or assessed against the Premises (collectively “taxes and assessments” or if singular “tax or assessment”) pro-rated for only such portion of the Term of this Lease included therein. Real Estate Taxes for purposes of this Article 5 shall exclude any assessments made for betterments by the municipality.
All payments shall be made by Tenant as provided in Article 8.
ARTICLE 6
Insurance.

6.1    Tenant’s Insurance. Tenant shall maintain throughout the Term the following insurance:

(a)    Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with limits of $1,000,000 each occurrence and $2,000,000 annual aggregate and excess/umbrella limit of $5,000,000.00.
(b)    Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, or non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of $1,000,000 per accident. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Such insurance shall cover Tenant against claims for bodily injury, including death resulting therefrom, and damage to the property of others caused by accident regardless of whether such operations are performed by Tenant, Tenant’s agents, or by any one directly or indirectly employed by any of them. Tenant’s automobile liability insurance shall be endorsed to add Landlord and Landlord’s property manager as additional insureds.
(c)    Commercial Property Insurance covering all furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or on the Lot. Such insurance shall be written on an “all risks” basis for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
(d)    Worker’s Compensation insurance as required by applicable law and Employer’s Liability insurance with limits of at least $1,000,000.
(e)    Such increased amounts of the insurance required to be carried by Tenant under this Section 6.1, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to, and in the vicinity of, the Premises.
(f)    The insurance required to be maintained by Tenant shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; and (ii) be in form and content reasonably acceptable to Landlord. In the event that Tenant receives any notice of cancellation or material changes to the insurance policies required under this Lease, Tenant shall notify Landlord of the same within five (5) days after Tenant’s receipt of such notice.  Tenant’s Commercial General Liability Insurance and Automobile Liability Insurance shall (a) name Landlord, Landlord’s property management company and Landlord’s mortgagee (the “Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance.  Tenant shall deliver to Landlord, on or before the Term Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent.  Attached to the ACORD 25-S (or equivalent) there shall be a blanket Additional Insured endorsement or a specific endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of ten percent (10%) of such cost. It is expressly understood and agreed that the foregoing minimum limits of liability and coverages required of Tenant’s insurance shall not reduce or limit the obligation of the Tenant to indemnify the Landlord as provided in this Lease. All policies required herein shall use occurrence based forms.
6.2    Landlord’s Insurance. Landlord shall maintain throughout the Term the following insurance:
(a)    Commercial general liability insurance for any injury to person or property occurring on the Premises, in such amounts and with such deductibles as are typically carried by owners of properties similar to the Premises in the Braintree, Massachusetts, area;
(b)    All risk fire and casualty insurance on a replacement value, together with rental loss coverage and, if Landlord so elects, flood coverage to the extent the same is available, insuring the Building and its rental value, with such deductibles, if any, as are typically carried by owners of properties similar to the Premises in the Braintree Massachusetts, area; and
(c)    At Landlord’s option, insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so‑called “broad form”, in such amounts and with such deductibles as are typically carried by owners of properties similar to the Premises in the Braintree, Massachusetts, area, and insurance against such other hazards and in such amounts as may from time to time be required by any bank, insurance company or other lending institution holding a mortgage on the Building.
6.3    Tenant Reimbursement of Insurance Taken Out by Landlord. As Additional Rent, Tenant shall from time to time reimburse Landlord for Landlord’s costs incurred in maintaining the insurance provided pursuant to Section 6.2 pursuant to Article 8.
6.4    Requirements Applicable to Insurance Policies. All policies for insurance required under the provisions of this Article 6 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, Tenant agrees to furnish Landlord with insurance company certificates of all such insurance prior to the beginning of the Term hereof and of each renewal policy at least thirty (30) days prior to the expiration of the policy it renews. Tenant agrees to give Landlord at least twenty (20) days’ prior written notice of any cancellation of any such insurance policies.
6.5    Waiver of Subrogation. All property insurance which is carried, or required to be carried under this Lease, by either party with respect to the Premises or to furniture, furnishings,

fixtures or equipment therein or alterations or improvements thereto, shall include provisions which deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premium may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. On reasonable request, each party shall be entitled to have duplicates or certificates of policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury to the extent that the waiving party is covered by property insurance carried by it or required to be carried by it under this Lease.
ARTICLE 7
Utilities

7.1    Utilities. Tenant shall pay directly to the applicable provider all charges for gas, electricity and other utilities or services used or consumed at the Premises, and shall pay to Landlord, in accordance with Article 8, all charges for water and sewer, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, such charges, if paid by Landlord. Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the Premises unless caused by the negligence or willful misconduct of Landlord or its employees, agents, representatives, or contractors. All utilities in the name of the Tenant as of Effective Date shall remain in the name of the Tenant during the Term of this Lease.
7.2    Expenses. Tenant shall pay to Landlord all of Landlord’s costs and expenses incurred under Article 9, exclusive of any such costs and expenses for any capital improvement to or replacement of any part of the Building or the Lot or for any capital improvements or items of expense properly chargeable to “capital account” under generally accepted accounting principles (but, subject to the provisions of Section 6.5 hereof, including any such capital improvement or replacement to the extent necessitated by the grossly negligent or willful acts or omissions of Tenant occurring during the Term of this Lease and not having been in existence as of the time of the commencement of the Term of this Lease). In addition, Tenant shall pay a property management fee payable to Landlord or Landlord’s property manager equal to $4,000 per month, pro-rated for any partial month during the Term.
ARTICLE 8
Payments on Account

Tenant shall pay to Landlord, as Additional Rent, all amounts to be paid by Tenant pursuant to Articles 5, 6 and 7. Tenant shall make the payment under this Article 8 for the Original Term on the Effective Date. Thereafter, at the commencement of Extension Terms I, II, and III, if and as applicable, Tenant shall pay to Landlord such amounts as Landlord may reasonably determine will be sufficient to provide, in the aggregate, funds adequate to pay all amounts to be paid by Tenant pursuant to Articles 5, 6 and 7, for the applicable Extension Term, within five (5) Business Days following Tenant’s receipt of Landlord’s written statement therefor (an “Estimated Expense Statement”). Landlord shall deliver to Tenant Estimated Expense Statements for Extension Term

IV quarterly, with the first such Estimated Expense Statement to be given no later than ten (10) days prior to the commencement of Extension Term IV. Tenant shall pay the amount set forth in each Estimated Expense Statement within five (5) Business Days following Tenant’s receipt of the same. Within sixty (60) days following the end of the Term, Landlord shall deliver to Tenant a final statement showing the actual payments due under this Article 8 and the payments made by Tenant under this Article 8. Any balance owed by Tenant for payments due under this Article 8 shall be paid by Tenant to Landlord within ten (10) days after Tenant’s receipt of such final statement, and any excess payments paid by Tenant shall be paid by Landlord to Tenant within ten (10) days after Landlord’s delivery of such final statement. Additional Rent payable under this Article 8 for any partial month or partial quarter, as the case may be, shall be prorated. The provisions of this Article 8 shall survive the expiration or termination of this Lease.
ARTICLE 9
Landlord’s Covenants

9.1    Building Maintenance. Subject to Articles 10 and 11, Landlord shall maintain and repair so as to keep the same in good, safe and operating condition, the exterior walls (exclusive of glass and doors and exclusive of the interior surfaces of the exterior walls, all of which Tenant shall maintain and repair), roof, foundation, structural supports of the Building and the heating, plumbing, electrical, air‑conditioning, mechanical, life safety and other systems of the Building.
9.2    Lot Maintenance. Subject to Section 10.2 and Article 11, Landlord shall maintain and repair so as to keep the same in a good and safe condition, the non-building areas of the Lot, including, without limitation, parking areas, and Landlord shall clean and provide snowplowing for the same, but excluding landscaping, which Tenant shall cause to be maintained pursuant to its landscaping services contract in accordance with Section 10.2 below.
ARTICLE 10
Tenant’s Covenants

10.1    Use. Tenant shall use the Premises only for the Permitted Uses and shall maintain all licenses and permits necessary for Tenant’s business operations at the Premises (as opposed to licenses and permits necessary for the real property constituting the Premises, for which Tenant shall not be responsible), at Tenant’s sole expense.
10.2    Repair and Maintenance. Except as otherwise provided in Articles 9 and 11, Tenant shall keep the interior, non-structural portions of the Premises in a clean condition and otherwise in substantially the same condition as existed on the Effective Date, wear and tear, casualty and condemnation, and matters for which Landlord is responsible hereunder, excepted. Notwithstanding the foregoing or anything to the contrary contained in this Lease, except as provided in Section 7.2, in no event shall Tenant be obligated to perform, or pay the costs of, any capital improvement to or replacement of any part of the Premises or for any capital improvements or items of expense properly chargeable to “capital account” under generally accepted accounting principles. Tenant shall maintain its own janitorial contract to clean all interior areas of the Premises and shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises and shall arrange for and be responsible for all of the costs of a trash and rubbish removal service in connection with Tenant’s use of the Premises. During the Term, provided the same is reasonably acceptable to Landlord, Tenant, at its expense, shall maintain its current contract, or a similar contract, for landscaping services for the Lot.
10.3    Compliance with Law and Insurance Requirements. Tenant shall comply with all legal requirements applicable to its use of the Premises; provided, however, that Tenant shall not be obligated to perform any capital improvement to or replacement of any part of the Premises unless any such capital improvement or replacement is necessitated by the grossly negligent or willful acts or omissions of Tenant occurring during the Term of this Lease and not having been in existence as of the time of the commencement of the Term of this Lease. Tenant shall not dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises, or generate, store or dispose of hazardous substances in or on the Premises or dispose of hazardous substances from the Premises to any other location, except in accordance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E, as amended, and all other applicable codes, regulations, ordinances and laws. Tenant shall notify Landlord of any incident which would require the filing of a notice under Chapter 232 of the Acts of 1982 and shall comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises. “Hazardous substances” as used in this Lease shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 and regulations adopted pursuant to said Act.
Tenant will provide Landlord, from time to time upon Landlord’s request (but no more than one time during the Original Term or any Extension Term), with all records and information regarding any hazardous substances maintained on the Premises by Tenant.
Landlord shall have the right to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this Section.
Except for the Permitted Uses, in no event shall any activity be conducted by Tenant on the Premises which may give rise to any cancellation of any insurance policy or make any insurance unobtainable.
10.4    Tenant’s Work. Tenant shall not make any installations, alterations, additions or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications therefor approved by Landlord. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. If requested by Landlord, Tenant shall furnish to Landlord prior to the commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications. Tenant shall keep the Premises at all times free of liens for labor and materials. Tenant shall employ for such work only contractors approved by Landlord and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts that at least equal the limits set forth in Article 1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects. Notwithstanding the foregoing, Landlord acknowledges that Tenant shall make such modifications to the Premises as are necessary in connection with the Tenant vacating the Premises at the end of the Lease Term, provided such modifications shall be subject to Landlord’s reasonable approval.
10.5    Indemnity. Subject the provisions of Section 6.5 and Section 12.8, and except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents, representative, or contractors, Tenant shall defend, with counsel appointed by Tenant’s insurer or otherwise approved by Landlord, all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord, holders of mortgages secured by the Premises and any other party having an interest in the Premises (the “Landlord Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Landlord Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature to the extent arising from (a) injury to or death of any person, or damage to or loss of property, occurring in the Premises, or (b) the negligence or willful misconduct of Tenant or its employees, agents, representatives, contractors, licensees, or sublessees.
Subject the provisions of Section 6.5 and Section 12.8, and except to the extent caused by Tenant or its employees, agents, representatives, contractors, licensees, or sublessees, Landlord shall defend, with counsel appointed by Landlord’s insurer or otherwise approved by Tenant, all actions against Tenant, and any partner, member, trustee, stockholder, officer, director, employee or beneficiary of Tenant, (the “Tenant Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Tenant Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature to the extent arising from the negligence or willful misconduct of Landlord or its employees, agents, representatives, contractors, licensees, or sublessees.
10.6    Landlord’s Right to Enter. Tenant shall permit Landlord and its agents to enter into the Premises at reasonable times to examine the Premises, make such repairs and replacements as Landlord is required to make under this Lease or otherwise may elect to make, and show the Premises to prospective tenants, lenders, investors, and advisors and to keep affixed in suitable places notices of availability of the Premises. Except in emergencies, Landlord shall provide Tenant with reasonable (but not less than twenty-four (24) hours) prior oral notice of entry. In connection with any such entry for non-emergency work performed during Tenant’s normal business hours, Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises. Except in the case of emergencies, Tenant shall have the right to accompany Landlord and/or its agents, representatives, or contractors during any entry onto the Premises by Landlord or its agents, representatives, or contractors. In addition, in connection with any entry to show the Premises to prospective tenants, lenders, investors, and advisors, Landlord shall comply with any reasonable privacy and security protocols established by Tenant for its laboratory space to ensure the confidentiality of any proprietary information.
10.7    Personal Property at Tenant’s Risk. All furnishings, fixtures, equipment, effects and property of every kind of Tenant and of all persons claiming by, through or under Tenant which may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant for any injury, loss, damage or liability not covered by Tenant’s insurance to the extent prohibited by law.
10.8    Payment of Landlord’s Cost of Enforcement. Tenant shall pay, within thirty (30) days following Tenant’s receipt of Landlord’s demand therefor, Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 12.4.
10.9    Yield Up. At the expiration of the Term, Tenant shall surrender all keys to the Premises, remove all of its trade fixtures and personal property in the Premises, remove all Excluded Equipment (as defined the PSA) that it has elected to retain pursuant to Section 2 of the PSA, remove such installations and improvements made by Tenant after the Effective Date as Landlord may have required to be removed at the expiration of the Term at the time of Landlord’s consent to such installations and improvements, and all Tenant’s signs wherever located, remove in accordance with applicable laws any and all hazardous substances used, stored, or generated by Tenant in connection with its business operations at the Premises, and repair all damage caused by such removal (subject to the terms of this Section 10.9), and yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures) broom-clean and in the same condition which Tenant is obliged to keep and maintain the Premises under this Lease. Any property not so removed by Tenant within seven (7) days following Landlord’s notice to Tenant of such failure of removal shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition. Landlord acknowledges that the sign structures on the Lot have been in place for a number of years. Tenant agrees to use commercially reasonable efforts to minimize any damage to the sign structures caused by the removal of Tenant’s signs or other identification of Tenant therefrom. Tenant agrees to provide Landlord with the scope of work for the removal of Tenant’s signs from such sign structures before Tenant commences such removal. If, despite using such commercially reasonable efforts, any of Tenant’s signs or other identification of Tenant cannot be removed from the associated sign structure without damage to such sign structure, then such sign structure may not be removed by Tenant, and the parties shall agree upon a process to remove the sign without removing the sign structure causing as little damage thereto as reasonably possible.
10.10    Estoppel Certificate. Upon not less than five (5) Business Days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that, except as stated therein, Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay

Rent and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which Rent has been paid and a statement that, to Tenant’s knowledge, Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 10.10 may be relied upon by any prospective purchaser or mortgagee of the Building.
10.11    Landlord’s Expenses Regarding Consents. Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.
10.12    Rules and Regulations. Tenant shall comply with such reasonable Rules and Regulations as may be adopted from time to time by Landlord to provide for the beneficial operation of the Lot and Building, provided prior written notice of such Rules and Regulations is given by Landlord to Tenant.
10.13    Holding Over. Tenant shall vacate the Premises immediately upon the expiration or sooner termination of this Lease. If Tenant retains possession of the Premises or any part thereof in violation of the immediately preceding sentence without Landlord’s express consent, Tenant shall pay Landlord during such period of holdover Monthly Fixed Rental at the monthly rate of the greater (a) 150% of the Monthly Fixed Rental Rate that would be payable under the Lease during the applicable holdover period if Tenant had properly exercised its applicable extension right, (b) 150% of Monthly Fixed Rental Rate last in effect for the time Tenant thus remains in possession and (c) $125,000.00 per month. The provisions of this Section do not exclude Landlord’s rights of re‑entry or any other right hereunder, including without limitation, the right to remove Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease. If Tenant (a) holds over beyond the expiration or termination of Extension Term II, and such holdover continues for more than twenty-nine (29) days following the expiration or termination of Extension Term II or (b) otherwise holds over after expiration or termination of this Lease and such holdover continues or otherwise exists after February 29, 2020, then, in either case, Tenant shall also be responsible for all of Landlord’s indirect or consequential damages arising from such holdover.

10.14    Assignment and Subletting. Tenant shall not assign, transfer, mortgage or pledge this Lease or grant a security interest in Tenant’s rights hereunder or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant. Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance, except with prior written approval thereof from Landlord, shall be void. No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s approval in any other case.

10.15    Overloading and Nuisance. Tenant shall not injure, overload, deface or otherwise harm the Premises, commit any nuisance, permit the emission of any objectionable noise, vibration or odor, make, allow or suffer any waste or make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance.
ARTICLE 11
Casualty or Taking

11.1    Termination. In the event that greater than twenty-five (25) percent of the Building or the Lot shall be taken by any public authority or for any public use (a “Taking”) then this Lease may be terminated by Tenant effective on the effective date of the Taking. In the event that the Premises shall be destroyed or damaged by fire or casualty (a “Casualty”) and if Landlord’s architect, engineer or contractor shall determine that it will require in excess of forty-five (45) days from the date of the Casualty to restore the Premises, this Lease may be terminated by either Landlord or Tenant by notice to the other within thirty (30) days after the casualty; provided, however, that if the Premises is partially damaged or destroyed by fire or casualty, such that the remainder of the Premises can be safely occupied, Landlord shall not have the right to terminate this Lease, and Tenant shall have the option, at its sole discretion, to occupy such remainder of the Premises, in which event a just proportion of Rent shall be abated. In the case of a Taking, such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the Taking.
11.2    Restoration. In the event of a Taking or a Casualty, if neither Landlord nor Tenant exercises the election to terminate provided in Section 11.1, this Lease shall continue in force and a just proportion of Rent, according to the nature and extent of the damages sustained by the Premises, but not in excess of an equitable portion of the net proceeds of insurance recovered by Landlord under the rental insurance carried pursuant to Section 6.2, shall be abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use subject to zoning and building laws or ordinances then in existence, which, unless Landlord or Tenant has exercised its option to terminate pursuant to Section 11.1, Landlord covenants to do with reasonable diligence at Landlord’s expense. Landlord’s obligations with respect to restoration shall not require Landlord to expend more than the net proceeds of insurance recovered or damages awarded for such Casualty or Taking and made available for restoration by Landlord’s mortgagees. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.
11.3    Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request.
ARTICLE 12
Default

12.1    Events of Default. If:

(a)    Tenant shall default in the performance of any of its obligations to pay the Fixed Rental, Additional Rent or any other sum payable hereunder and if such default shall continue for five (5) days after notice from Landlord designating such default;
(b)    if within thirty (30) days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion;
(c)    if any assignment for the benefit of creditors shall be made by Tenant;
(d)    if Tenant’s leasehold interest shall be taken on execution or other process of law in any action against Tenant;
(e)    if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest, and is not discharged or bonded over of record within ten (10) days thereafter;
(f)    if a petition is filed by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or
(g)    if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter in accordance with applicable law, enter into and upon the Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all rights of redemption, if any, to the extent such rights may be lawfully waived.
12.2    Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 12.1, (a) Tenant shall pay forthwith to Landlord all amounts payable by Tenant to Landlord under this Lease up to the date of such termination, and (b) in lieu of all damages beyond the date of such termination, Tenant shall pay forthwith to Landlord, as full and final liquidated damages, an amount equal to the total Rent reserved for the remainder of the then-current Term (prorated on a daily basis); provided, however, that if such termination occurs during Extension Term IV, the total amount of Rent reserved for the remainder of Extension Term IV shall be deemed to be the lesser of (i) the Rent which would have been payable hereunder if this Lease had not been terminated for the period from the date of such termination until the expiration of Extension Term IV (prorated on a daily basis), and (ii) the Rent which would have been payable hereunder if this Lease had not been terminated for a period of ninety (90) days immediately following the date of such termination (prorated on a daily basis), and Tenant shall surrender the Premises in accordance with Section 10.9.

12.3    Remedies Cumulative. Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.
12.4    Landlord’s Right to Cure Defaults. At any time following ten (10) days’ prior notice to Tenant (except in cases of emergency when no notice shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the rate provided in Section 12.7 from the date of payment by Landlord to the date of payment by Tenant.
12.5    Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or of any of Landlord’s remedies on account thereof, including its right of termination for such default.
12.6    No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rental, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due. Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.
12.7    Interest on Overdue Sums. If Tenant fails to pay Fixed Rental, Additional Rent or any other sum payable by Tenant to Landlord by the due date thereof (i.e., the due date disregarding any requirement of notice from Landlord or any period of grace allowed to Tenant), the amount so unpaid shall bear interest at a variable rate (the “Delinquency Rate”) equal to four percent (4%) in excess of the base rate (prime rate) of Bank of America from time to time in effect commencing with the due date and continuing through the day on which payment of such delinquent payment with interest thereon is paid. If such rate is in excess of any maximum interest rate permissible under applicable law, the Delinquency Rate shall be the maximum interest rate permissible under applicable law
12.8    No Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, except as provided in Section 10.13, in no event shall Landlord or any Landlord

Related Party ever be liable to Tenant or any Tenant Related Party for loss of profits, loss of business, or indirect, consequential, or punitive damages suffered by Tenant or any Tenant Related Party from whatever cause, and in no event shall Tenant or any Tenant Related Party ever be liable to Landlord or any Landlord Related Party for loss of profits, loss of business, or indirect, consequential, or punitive damages suffered by Landlord or any Landlord Related Party from whatever cause.
ARTICLE 13
Mortgages

13.1    Rights of Mortgage Holders. No Fixed Rental, Additional Rent or any other charge shall be paid more than ten (10) days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.
In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in Section 14.1, of such act or omission to the holder of any mortgage encumbering the Premises whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be rendered.
In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the Premises, Tenant shall attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease.
13.2    Superiority of Lease; Option to Subordinate. Unless Landlord exercises the option set forth below in this Section 13.2, this Lease shall be superior to and shall not be subordinate to any mortgage on the Premises. Landlord shall have the option to subordinate this Lease to any mortgage of the Premises provided that the holder of record thereof enters into a non-disturbance agreement with Tenant in such holder’s customary form. Tenant agrees to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 13.2.
ARTICLE 14
Miscellaneous Provisions

14.1    Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to Tenant, at the Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Notices shall be sent via a nationally recognized overnight courier or by

United States Postal Service registered or certified mail. Any notice shall be deemed duly given when delivered or tendered for delivery at such address.
Landlord’s Initial Address for Notices:

c/o Hilco Redevelopment Partners
Suite 1110
99 Summer Street
Boston, MA 02110
Attn: Ben Spera and Andrew Chused

c/o Hilco Global
Suite 320
5 Revere Drive
Northbrook, IL 60062
Attn: Eric Kaup

Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
Attn: Michael Scott

Tenant’s Initial Address for Notices:
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184-9114
Attention:  Senior Vice President, Global Business Services

Haemonetics Corporation
400 Wood Road
Braintree, MA 02184-9114
Attention:  Executive Vice President, General Counsel

14.2    Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.
14.3    Lease Not to be Recorded; Notice of Lease. Tenant agrees that it will not record this Lease or a notice of this Lease.
14.4    Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Premises in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.
14.5    Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control (“Force Majeure”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay.
14.6    Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after notice from Tenant to Landlord specifying such default Landlord has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion. Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.
14.7    Brokerage. Tenant warrants and represents to Landlord that it has had no dealings with any broker or agent in connection with this Lease other than the dealings with the broker referenced in Section 17 of the PSA (as this Lease was a part of the transactions contemplated under the PSA) and that, pursuant to Section 17 of the PSA, Tenant is responsible for any fees or commissions payable to such broker. Tenant covenants to defend with counsel approved by Landlord, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent in connection with this Lease. Nothing herein shall modify or limit the provisions of Section 17 of the PSA.
14.8    Miscellaneous. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease
ARTICLE 15
Provisions Relating to 355 Wood Road

Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, certain premises (the “355 Wood Road Premises”) on the first floor of the building (the “355 Wood Road Building””) currently occupied and used by Bright Horizons Family Solutions, Inc. (“Bright Horizons”) pursuant to that certain Child Development Center Management Agreement by and between Seller and Bright Horizons (the “Management Agreement”). The 355 Wood Road Building is located on the parcel of land known as 355 Wood Road, Braintree,

Massachusetts, more particularly described on Exhibit B attached hereto (the “355 Wood Road Lot”). The lease of the 355 Wood Road Premises by Landlord to Tenant shall be upon the same terms and conditions set forth herein with respect to the Premises, and the terms and conditions of the other Articles of this Lease shall apply to the lease of the 355 Wood Road Premises as though (a) the 355 Wood Road Premises were the “Premises” under this Lease, (b) the 355 Wood Road Building was the “Building” under this Lease and (c) the 355 Wood Road Lot was the “Lot” under this Lease; provided however, that:

1.
Tenant’s lease of the 355 Wood Road Premises shall be coterminous with the Original Term, and Tenant shall have no right to extend the term of its lease of the 355 Wood Road Premises beyond the expiration of the Original Term. Seller agrees to terminate the Management Agreement and to deliver the 355 Wood Road Premises, free of the Bright Horizon’s possession thereof and free of any and all personal property of Bright Horizons and Seller and otherwise in the condition required under Section 10.9 of this Lease, on or before the expiration of the Original Term.

2.	Tenant shall have the right to terminate this Lease with respect to the 355 Wood Road Premises at any time during the Term of this Lease by giving at least thirty (30) days’ prior notice to Landlord.

3.
The Monthly Fixed Rental Rate for the 355 Wood Road Premises shall be $0.00, and Tenant shall pay, in accordance with Article 8 hereof, all amounts to be paid by Tenant pursuant to Articles 5, 6, and 7 hereof that are applicable to the 355 Wood Road Building (as if it were the “Premises”) and the 355 Wood Road Lot (as if it were the “Lot”) to the extent attributable to the period of time prior to when the 355 Wood Road Premises is surrendered to Landlord in accordance with subsection 1 of this Article 15. Notwithstanding the foregoing, if any utilities or services to the 355 Wood Road Premises are separately metered, then Tenant shall only be responsible for the cost of providing such utilities or services to the 355 Wood Road Premises.

4.
The 355 Wood Road Premises may be used and occupied by Bright Horizons for the use set forth in the Management Agreement, and such use and occupation shall be deemed a part of the Permitted Uses with respect to the 355 Wood Road Premises. Tenant shall ensure that Bright Horizons maintains all licenses and permits necessary for Bright Horizon’s business operations at the 355 Wood Road Premises.

5.
If Tenant holds over in the 355 Wood Road Premises beyond the expiration or termination of the Original Term, and such holdover continues for more than thirty (30) days following such expiration or termination, then Tenant shall be responsible for all of Landlord’s indirect or consequential damages arising from such holdover.

[Remainder of Page Intentionally Left Blank]

WITNESS the execution hereof under seal as of the day and year first above written.
TENANT:

HAEMONETICS CORPORATION

By:	/s/ William P. Burke
Name:	William P. Burke
Its:	Executive Vice President, Chief Financial Officer

LANDLORD:

HRP WOOD ROAD, LLC

By:	/s/ Eric Kaup
Name:	Eric Kaup
Its:	Authorized Signatory

EXHIBIT A

Description of the Lot

400 Wood Road, a/k/a 360 Wood Road
That certain parcel of land with the building and other improvements thereon, situated at the Southwesterly end of Wood Road in Braintree, Norfolk County, Massachusetts, bounded and described as follows:
EASTERLY:    by the Westerly line of Wood Road, shown on the plan hereinafter referred to, one hundred sixty and 52/100 (160.52) feet;
SOUTHEASTERLY:    five and 36/100 (5.36) feet;
NORTHEASTERLY:    four hundred twenty-one and 92/100 (421.92) feet, by lot numbered 30, shown on said plan;
SOUTHEASTERLY:    by the Northwesterly line of Route 128, shown on said plan, eight hundred seventy-one and 54/100 (871.54) feet;
WESTERLY:        eight hundred twenty and 27/100 (820.27) feet;
NORTHWESTERLY:    seven hundred thirty-two (732) feet, by land now or formerly of the Commonwealth of Massachusetts; and
NORTHEASTERLY:    by lot numbered 32, shown on said plan, three hundred eight and 08/100 (308.08) feet.
Said parcel is shown as lot numbered 31 on a plan drawn by Ernest W. Branch, Inc., Surveyors, dated April 25, 1980, as approved by the Land Court, filed in the Land Registration Office as No. 11973M, a copy of a portion of which is filed in Norfolk Registry District of the Land Court with Certificate No. 111018, Sheet 2, Book 556.

EXHIBIT B

Description of the 355 Wood Road Lot
355 Wood Road

The land, with any buildings and other improvements thereon, situated at the Northwesterly side of Wood Road, in Braintree, Norfolk County, Massachusetts, shown as Lot 34 on Land Court Plan No. 11973N, filed with the Norfolk Registry District of the Land Court, bounded and described, according to said Plan, as follows:

Lot 34

SOUTHEASTERLY:    by the side line of Wood Road as shown on Plan, 325.98 feet,

SOUTHERLY:	by the side line of Wood Road as shown on said Plan by a curved line having a radius of 50.00 feet, 44.05 feet;

SOUTHERLY:	again by the side line of Wood Road as shown on said Plan by a curved line having a radius of 60.00 feet, 6.94 feet;

SOUTHWESTERLY:    by Lot 31 as shown on said Plan, 308.08 feet;

NORTHWESTERLY:    by land now or late of the Commonwealth of Massachusetts, 540.36 feet;

NORTHEASTERLY:    by Lot 35 as shown on said Plan, 32.83 feet;

SOUTHEASTERLY:    by Lot 35 as shown on said Plan, 180.30 feet;

NORTHEASTERLY:    by Lot 35 as shown on said Plan, 306.86 feet.

Said land is shown as Lot 34 containing 2.921 acres on a Plan of Land in Braintree, Mass., Scale 40 feet to an inch, dated February 4, 1985, by Ernest W. Branch, Inc., Civil Engineers, filed with the Land Court on March 22, 1985, and designated Land Court Plan No. 11973N.